EXHIBIT 99.1

Edgewater Reports Third Quarter 2012 Financial Results

WAKEFIELD, Mass., Oct. 31, 2012 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW), a leading consulting firm that brings a blend of business advisory and product-based consulting services to its clients, reported financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

  Generated $5.4 million in cash flow from operations, compared to $4.2 million in Q3 2011.
  Secured first time engagements with 33 new customers.
  Initiated integration work under the Microsoft IP sale-related development contracts.
  Approved a $2.6 million increase and extension of the stock repurchase program to $16.1 million.

Third Quarter 2012 Financial Results

Total revenue in the third quarter of 2012 was $24.2 million, compared to $25.0 million in the year-ago quarter. The third quarter of 2012 included slight organic growth in service revenue to $20.2 million compared to the year-ago quarter.

Total gross margin in the third quarter of 2012 decreased to 36.5% from 37.4% in the year-ago quarter, primarily due to lower software revenue and a decline in the billable consultant utilization rate. Service revenue gross margin decreased to 38.7% from 40.6% in the year-ago quarter primarily due to the decline in utilization. Software revenue gross margin increased to 48.3% compared to 41.1% in the third quarter of 2011. The increase in software revenue gross margin was primarily due to the initial recognition of revenue related to the sale of Edgewater Fullscope's Process Industries 2 (PI2) solution to Microsoft in the second quarter of 2012. Utilization in the third quarter of 2012 decreased to 69.5% from 75.4% in the year-ago quarter. During the quarter, Edgewater secured first time engagements with 33 new customers, compared to 38 new customers in the year-ago quarter.

Net income in the third quarter of 2012 was $793,000, or $0.07 per diluted share, compared to net income of $1.5 million, or $0.13 per diluted share, in the year-ago quarter. Net income in the third quarter of 2012 included a $246,000 reduction in operating expenses in connection with an adjustment to the estimated fair value of potential contingent consideration to be earned by the former stockholders of Meridian Consulting International, LLC, compared to a $1.4 million reduction in the same quarter last year.

Adjusted EBITDA (a non-GAAP measure) in the third quarter of 2012 was 5.8% of total revenue, equaling $1.4 million or $0.12 per diluted share (see "Non-GAAP Financial Measures" below for further discussion of this non-GAAP term). This compares to 6.5% of total revenue, equaling $1.6 million or $0.14 per diluted share in the third quarter of 2011. The decrease in adjusted EBITDA was primarily due to lower software revenue and the comparative reduction in billable consultant utilization.

During the third quarter of 2012, Edgewater generated $5.4 million in cash flow from operations, compared to $4.2 million in the year-ago quarter. At September 30, 2012, cash and cash equivalents totaled $13.0 million compared to $10.3 million at December 31, 2011.

During the third quarter, Edgewater repurchased 383,000 shares of its common stock at an aggregate purchase price of $1.5 million. On September 26, 2012, the company's board of directors approved an extension of the common stock repurchase program through September 20, 2013, and also increased the current repurchase authorization by an additional $2.6 million, leaving approximately $5.0 million remaining on its $16.1 million stock repurchase program. The company continues to carry no debt.

First Nine Months of 2012 Financial Results

Total revenue during the first nine months of 2012 increased to $76.6 million, compared to $76.0 million during the first nine months of 2011. The increase in total revenue was primarily due to a 9% increase in service revenue to $63.6 million, partially offset by process royalties in the same year-ago period which did not recur. Excluding process royalties earned in 2011, total revenues increased 5% in the first nine months of 2012.

Total gross margin in the first nine months of 2012 decreased to 35.0% from 37.9% in the first nine months of 2011, primarily due to the absence of process royalties, lower software revenue and related gross margins and the reduction in the billable consultant utilization rate. Service revenue gross margin in the first nine months of 2012 remained consistent at 38.5% compared to the same period in 2011 primarily due to significant service revenue growth, offset by a decline in utilization. Utilization in the first nine months of 2012 was 72.7% compared to 75.8% in the first nine months of 2011.

Net income in the first nine months of 2012 was $1.1 million, or $0.10 per diluted share, compared to net income of $2.3 million, or $0.18 per diluted share, in the first nine months of 2011. The decrease in net income was primarily attributed to the absence of process royalties, lower software revenue and related gross margins, as well as a $550,000 charge recorded as a period expense for additional potential sales and use tax obligations resulting from the Fullscope embezzlement issue. The Fullscope escrow accounts established for the transaction are expected to fully cover and thereby offset this expense.

Adjusted EBITDA was 5.6% of total revenue, equaling $4.3 million or $0.36 per diluted share, compared to 8.3% of total revenue, equaling $6.3 million or $0.51 per diluted share in the first nine months of 2011. The decrease in adjusted EBITDA was primarily due to the lower software revenue and the reduction in billable consultant utilization.

Management Commentary

"During our second quarter earnings call, we discussed our client pipeline that supported our organic growth expectations, but were concerned about customers delaying both contract signings and project launches," said Shirley Singleton, Edgewater's chairman, president and CEO. "During the third quarter, our year-over-year organic revenue growth was held to 1% as customers did in fact continue to pause for much of the quarter, making utilization choppy and resource planning very difficult to manage.

"Billable consultant utilization is one of the key operating metrics of our company. The current instability in our utilization rate is attributable to an unusual pattern of project starts and stops across each of our offerings. We are not experiencing a termination of current projects or an outright cancellation of pending projects. Customers have chosen to pause between project phases. We are actively managing our billable headcount in conjunction with our best estimate as to when we expect this cycle to end.

"At the end of the third quarter and into the first month of the fourth quarter, we experienced an increase in deal closures that have resulted in a noticeable increase in our utilization. We were able to launch these new engagements as smaller starter phases, which have the potential for progressively larger follow-on phases. Not only are we seeing our pipeline expand, but we are seeing the size of potential deals grow as well."

Ms. Singleton concluded: "Despite these positive signs, we still see pockets of customer hesitation. This hesitation, combined with fewer billings days in the fourth quarter due to the holiday season, leads us to believe that our fourth quarter service revenue will be in-line with the third quarter of 2012. Consequently, we anticipate our full year 2012 service revenue will reflect organic growth in the mid-single digits."

Conference Call and Webcast Information

Edgewater has scheduled a conference call on Wednesday, October 31, 2012 at 10:00 a.m. Eastern time to discuss its third quarter financial results. You can participate by listening to the webcast available via Edgewater's investor relations website at http://ir.edgewater.com or by dialing 1-877-713-9347.

Please dial in at least five to ten minutes prior to the call to register. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available via Edgewater's investor relations website at http://ir.edgewater.com or by dialing 1-855-859-2056 and entering conference ID #: 37239890. The replay will be available starting at 1:00 p.m. Eastern time through November 14, 2012.

About Edgewater

Edgewater Technology, Inc. (Nasdaq:EDGW) is a strategic consulting firm delivering a blend of advisory and product-based services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater's brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our expected fourth quarter 2012 and full year service revenue, the growth in our pipeline, expansion in deal sizes, and the expected coverage under the Fullscope escrow accounts. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Business Intelligence ("BI"), Enterprise Performance Management ("EPM") and Enterprise Resource Planning ("ERP") solutions, custom development and system integration services and/or declines in industry-wide information technology ("IT") spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by our Company; (5) adverse developments and volatility involving economic, geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in critical accounting policies and estimates; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) termination by clients of their contracts with us or inability or unwillingness of clients to pay for our services, which may impact our accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (11) the failure of the marketplace to embrace advisory and product-based consulting services; (12) changes in the market for leased office space and/or (13) failure to make a successful claim against the Fullscope escrow accounts. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under "Part I - Item IA Risk Factors" in our 2011 Annual Report on Form 10-K filed with the SEC on March 12, 2012. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as required by law, we undertake no obligation to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

EDGEWATER TECHNOLOGY, INC. Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$ 12,974	$ 10,333
Accounts receivable, net	22,652	23,307
Prepaid expenses and other assets, current	1,450	763
Total current assets	37,076	34,403
Property and equipment, net	2,131	2,429
Goodwill and intangible assets, net	13,516	14,128
Other assets	251	238
Total Assets	$ 52,974	$ 51,198

Liabilities and Stockholders' Equity
Accounts payable	$ 432	$ 1,858
Accrued liabilities	15,127	13,934
Accrued contingent earnout consideration	--	126
Deferred revenue	3,879	1,569
Capital lease obligations, current	--	52
Total current liabilities	19,438	17,539
Accrued contingent earnout consideration	--	105
Other long-term liabilities	1,430	1,841
Total liabilities	20,868	19,485
Stockholders' Equity	32,106	31,713
Total Liabilities and Stockholders' Equity	$ 52,974	$ 51,198

Shares Outstanding	10,929	11,311

EDGEWATER TECHNOLOGY, INC. Condensed Consolidated Statement of Operations (In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
Service revenue	$ 20,232	$ 20,064	$ 63,615	$ 58,398
Software	2,032	2,973	7,038	9,292
Process royalties	--	--	--	2,734
Reimbursable expenses	1,901	2,011	5,980	5,614
Total revenue	24,165	25,048	76,633	76,038

Cost of revenue:
Project and personnel costs	12,401	11,919	39,107	35,916
Software costs	1,051	1,752	4,709	5,717
Reimbursable expenses	1,901	2,011	5,980	5,614
Total cost of revenue	15,353	15,682	49,796	47,247
Gross profit	8,812	9,366	26,837	28,791

Selling, general and administrative	7,740	8,009	23,672	23,397
Embezzlement costs	5	12	575	126
Changes in fair value of contingent consideration	(246)	(1,374)	(246)	94
Depreciation and amortization	452	708	1,342	2,123
Operating income	861	2,011	1,494	3,051

Other (income) expense, net	(95)	167	10	150
Income before income taxes	956	1,844	1,484	2,901

Tax provision	163	299	382	651
Net income	$ 793	$ 1,545	$ 1,102	$ 2,250

BASIC EARNINGS PER SHARE:
Basic earnings per share	$ 0.07	$ 0.13	$ 0.10	$ 0.18
Weighted average shares outstanding – Basic	11,137	11,978	11,258	12,252

DILUTED EARNINGS PER SHARE:
Diluted earnings per share	$ 0.07	$ 0.13	$ 0.10	$ 0.18
Weighted average shares outstanding – Diluted	11,677	11,982	11,680	12,260

EDGEWATER TECHNOLOGY, INC. Condensed Consolidated Statements of Cash Flows (In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Cash flow provided by (used in):
Operating activities	$ 5,422	$ 4,182	$ 4,914	$ 5,866
Investing activities	(124)	(154)	(528)	(586)
Financing activities	(1,224)	(3,015)	(1,746)	(2,854)
Effect of exchange rates on cash	7	(22)	1	(8)
Net increase in cash and cash equivalents	$ 4,081	$ 991	$ 2,641	$ 2,418

Non-GAAP Financial Measures

Edgewater reports its financial results in accordance with generally accepted accounting principles ("GAAP"). Management believes, however, that certain non-GAAP financial measures used in managing the Company's business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. As noted in the footnote below, the foregoing measures have limitations and do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

Edgewater views Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue as important indicators of performance, consistent with the manner in which management measures and forecasts the Company's performance. We believe Adjusted EBITDA measures are important performance metrics because they facilitate the analysis of our results, exclusive of certain non-cash items, including items which do not directly correlate to our business operations.

The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Income tax provision. The exit of our former significant unrelated operations in 2000 and 2001 created significant net operating loss carry-forwards and deferred tax assets, and the tax provisions that we take under GAAP, for which there is no corresponding federal tax payment obligation for us, and the adjustments that we make to our deferred tax asset, based on the prospects and anticipated future profitability of our ongoing operations, can be significant and can obscure, either significantly, or in part, period-to-period changes in our core operating results.

Depreciation and amortization. We incur expense associated with the amortization of intangible assets that is primarily related to the various acquisitions we have completed. We believe that eliminating this expense from our non-GAAP financial measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency, and is significantly impacted by the timing and magnitude of the individual acquisition transactions, which also vary substantially in frequency from period-to-period.

Stock-based compensation expense. We incur stock-based compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation – Stock Compensation." We exclude this non-cash expense as we do not believe it is reflective of business performance. The Company has modified its historically presented non-GAAP financial measure to exclude this expense for the purpose of calculating non-GAAP Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue. The nature of stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward-looking guidance potentially difficult for investors to interpret. Edgewater believes that non-GAAP financial measures of profitability, which exclude stock-based compensation, are widely used by analysts and investors.

Adjustments to contingent consideration earned, at fair value. We are required to remeasure the fair value of our contingent consideration liability related to acquisitions each reporting period until the contingency is settled. Any changes in fair value are recognized as a current period operating expense. The Company has modified its historically presented non-GAAP financial measure to exclude these items for the purpose of calculating non-GAAP Adjusted EBITDA, Adjusted EBITDA per Diluted share and Adjusted EBITDA as a Percentage of Total Revenue. The Company believes that excluding these adjustments from its non-GAAP financial measures is useful to investors because they are related to acquisition events and make it difficult to evaluate core operating results.

Direct acquisition costs. We incur direct transaction costs related to acquisitions which are expensed in our GAAP financial statements. Our non-GAAP financial measures exclude the effects of direct acquisition-related costs as we believe these transaction-specific expenses are inconsistent in amount and frequency and make it difficult to make period-to-period comparisons of our core operating results.

Fullscope embezzlement costs. During the second quarter of 2010, we discovered embezzlement activities within Fullscope, Inc. The Company, since the discovery, has incurred non-routine professional services-related expenses addressing the embezzlement issue. Our non-GAAP financial measures exclude the effects of the embezzlement-related expenses as we believe excluding these costs from our non-GAAP financial measures is useful to investors because these expenses are not directly associated with the Company's operations and are inconsistent in amount and frequency, causing difficulties in comparisons of our core operating results.

Lease abandonment charge. During 2011, we recorded a non-cash charge of $2.2 million in connection with the abandonment of certain excess office space at our corporate headquarters. Our non-GAAP financial measures exclude expense associated with the lease abandonment charge as we believe such expense is associated with a non-routine charge, causing difficulties in comparisons of our core operating results.

Interest and other (income) expense, net. We record periodic interest and other (income) and expense amounts in connection with our cash and cash equivalents, capital lease obligations and (gains) and losses on foreign currency transactions. Our non-GAAP financial measures exclude (income) expense associated with these items as we believe such (income) expense is inconsistent in amount and frequency and makes it difficult to make period-to-period comparisons of our core operating results.

We believe that Adjusted EBITDA metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management's entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

EDGEWATER TECHNOLOGY, INC. Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA (In Thousands, except per share amounts) (Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2012	2011	2012	2011
Reported GAAP net income	$ 793	$ 1,545	$ 1,102	$ 2,250
Add: Income tax provision	163	299	382	651
Add: Depreciation and amortization	505	721	1,437	2,149
Add: Stock-based compensation expense	281	265	987	874
Add: Adjustments to contingent consideration earned, at fair value	(246)	(1,374)	(231)	94
Add: Fullscope embezzlement costs	5	12	575	126
Less: Other (income) expense, net	(95)	167	10	150
Adjusted EBITDA[1]	$ 1,406	$ 1,635	$ 4,262	$ 6,294
Adjusted EBITDA per diluted share[1]	$ 0.12	$ 0.14	$ 0.36	$ 0.51
Diluted shares outstanding	11,677	11,982	11,680	12,260

Adjusted EBITDA as a % of total revenue[1]	5.8%	6.5%	5.6%	8.3%
Total revenue	$24,165	$25,048	$76,633	$76,038

1-  Adjusted EBITDA, Adjusted EBITDA Per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue are Non-GAAP performance measures and are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than GAAP Net Income and Diluted Earnings Per Share. Adjusted EBITDA and Adjusted EBITDA per Diluted Share measures presented may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA is defined as net income less interest and other (income) expense, net, plus taxes, depreciation and amortization, stock-based compensation expense, adjustments to contingent consideration earned, goodwill and intangible asset impairment charges, direct acquisition costs, costs associated with the Fullscope embezzlement issue and the lease abandonment charge. Adjusted EBITDA per Diluted Share is defined as Adjusted EBITDA divided by the diluted common shares outstanding used in Diluted Earnings per Share calculations, while Adjusted EBITDA as a % of Total Revenue is defined as Adjusted EBITDA divided by Total Revenue.

CONTACT: Company Contact:
         Timothy R. Oakes
         Chief Financial Officer
         1-781-246-3343

         Investor Relations:
         Liolios Group, Inc.
         Cody Slach
         1-949-574-3860
         EDGW@liolios.com